UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): September 30, 2016

Griffin-American Healthcare REIT IV, Inc.
(Exact name of registrant as specified in its charter)

Maryland	333-205960 (1933 Act)	47-2887436
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

18191 Von Karman Avenue, Suite 300 Irvine, California		92612
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (949) 270-9200
Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 30, 2016, we, through GAHC4 Mint Hill NC MOB, LLC, our wholly owned subsidiary, entered into a Real Estate Purchase Agreement and Escrow Instructions, or the Purchase Agreement, with HSRE-Mint Hill, LLC, or seller, and Chicago Title Insurance Company, as escrow agent, for the purchase of seller’s leasehold interest in a parcel of land located in Mint Hill, North Carolina, and the medical office building located thereon, or Mint Hill MOB, an approximately 58,000-square-foot medical office building, for a purchase price of $21,000,000, plus closing costs. Mint Hill MOB is currently 100 percent leased to two tenants, Carolinas Physicians Network, Inc. and The Charlotte-Mecklenburg Hospital Authority, both of which are affiliates of the Carolinas HealthCare System. Medical services provided at Mint Hill MOB include allergy, biorepository, cardiology, dermatology, endocrinology, gastroenterology, pulmonary and critical care, sleep medicine, sports medicine, telemedicine and urgent care. We are not affiliated with seller or Chicago Title Insurance Company.

The material terms of the Purchase Agreement include: (i) a due diligence period through October 12, 2016; (ii) a deposit of $500,000 due within two business days after the effective date of the Purchase Agreement, which shall be applied to the purchase price and, after the expiration of the due diligence period, is nonrefundable except in limited circumstances, such as seller’s breach or default under the Purchase Agreement, failure of a representation or warranty made by seller to be true and correct as of the closing or failure to meet a condition precedent; (iii) a closing date within 30 days following the expiration of the due diligence period; provided, however, that we have the right, in our sole and absolute discretion, to extend the closing date by up to 30 days upon written notice and the making of an additional deposit, as provided in the Purchase Agreement; (iv) our right to accelerate the closing, subject to the terms of the Purchase Agreement; (v) our right to terminate the Purchase Agreement, in our sole discretion, at any time prior to or on the expiration of the due diligence period; (vi) our right to proceed to closing with no reduction in the purchase price or upon receipt of a credit or credits from seller, as applicable, or terminate the Purchase Agreement and receive a return of the deposit in the event any event or condition occurs which causes a material change in any of seller’s representations or warranties; provided, however, that in the event seller knew that any representation or warranty was false when made or later became false through seller’s intentional act or omission, or seller knowingly makes a false representation or warranty with respect to Mint Hill MOB, we shall have the right to terminate the Purchase Agreement upon written notice and receive a return of the deposit and may be entitled to receive reimbursement for limited out-of-pocket costs; (vii) the automatic termination of the Purchase Agreement and our return of the deposit in the event seller fails to satisfy or cure any condition precedent, unless such failure is waived by us; (viii) our right to either proceed to closing with no reduction in the purchase price, seek specific performance or terminate the Purchase Agreement, recover the full deposit and receive reimbursement for limited out-of-pocket costs, subject to the terms of the Purchase Agreement, in the event seller is in default or willfully causes the failure of a condition precedent; and (ix) a provision providing that Chicago Title Insurance Company shall hold back a certain amount of the purchase price to be placed in escrow for a period beginning on the closing date and expiring on the date that is six months after the closing date, which funds shall be used to satisfy any surviving post-closing obligations of seller under the Purchase Agreement or any documents executed by seller and delivered at closing. The Purchase Agreement also contains additional covenants, representations and warranties that are customary of real estate purchase and sale agreements.

We intend to finance the purchase of Mint Hill MOB from funds raised through our initial public offering and debt financing. We also anticipate paying an acquisition fee based on the purchase price of the property to our advisor in connection with the acquisition of such property, as described in the prospectus for our initial public offering. We anticipate closing this acquisition in the fourth quarter of 2016; however, we can give no assurance that the closing will occur within this timeframe, or at all. The potential acquisition of Mint Hill MOB is subject to substantial conditions to closing.

The material terms of the agreement discussed above are qualified in their entirety by the Purchase Agreement attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01 Other Events.

On October 6, 2016, American Healthcare Investors, LLC, one of our co-sponsors and the managing member of our advisor, issued a press release announcing our entry into the Purchase Agreement. A copy of the press release, which is hereby incorporated into this filing in its entirety, is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Real Estate Purchase Agreement and Escrow Instructions by and between HSRE-Mint Hill, LLC, GAHC4 Mint Hill NC MOB, LLC and Chicago Title Insurance Company, dated September 30, 2016
99.1	American Healthcare Investors, LLC Press Release, dated October 6, 2016

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Griffin-American Healthcare REIT IV, Inc.

October 6, 2016	By: /s/ Jeffrey T. Hanson
Name: Jeffrey T. Hanson
Title: Chief Executive Officer

Exhibit Index

Exhibit No.	Description

10.1	Real Estate Purchase Agreement and Escrow Instructions by and between HSRE-Mint Hill, LLC, GAHC4 Mint Hill NC MOB, LLC and Chicago Title Insurance Company, dated September 30, 2016
99.1	American Healthcare Investors, LLC Press Release, dated October 6, 2016